Exhibit (h)(14)(c)(i)
EXPENSE LIMITATION AGREEMENT
for
Allianz Global Investors Money Market Fund
1633 Broadway
New York, NY 10019
     This Expense Limitation Agreement (the “Agreement”) is entered into as of February 17, 2011, by and between Allianz Funds, a Massachusetts business trust (the “Trust”), on behalf of Allianz Global Investors Money Market Fund (the “Fund”), a series of the Trust, and Allianz Global Investors Fund Management LLC, a Delaware limited liability company ( “AGIFM”).
     WHEREAS the Fund invests primarily in another registered investment company (the “Master Portfolio”) pursuant to a master-feeder structure and indirectly incurs fees and expenses relating to the management and operations of the Master Portfolio through such investment (as defined below, the “Master Portfolio Expenses”)
     WHEREAS the Trust, on behalf of the Fund, and AGIFM wish to enter into this Agreement with respect to the Fund on the terms set forth herein;
     NOW, THEREFORE, the Trust and AGIFM hereby enter into this Agreement as follows:
     1. The Trust is an open-end management investment company that has multiple series, including the Fund, and offers multiple share classes (each a “Class”). This Agreement shall cover the Fund, and each Class of the Fund.
     2. Pursuant to an Investment Advisory Agreement between the Trust, on behalf of the Fund, and AGIFM dated as of February 17, 2012 (as from time to time in effect, the “Advisory Agreement”), the Fund has retained or will retain AGIFM (in such capacity, the “Adviser”) to provide the Fund, and the Fund’s shareholders with investment advisory services, in exchange for an advisory fee on the terms set forth in the Advisory Agreement.
     3. Pursuant to an Administration Agreement between the Trust, on behalf of the Fund, and AGIFM dated as of February 17, 2012 (as from time to time in effect, the “Administration Agreement”), the Trust, on behalf of the Fund, has retained or will retain AGIFM (in such capacity, the “Administrator”) to provide or procure for the Trust, on behalf of the Fund, and the Fund’s shareholders, various administrative and related services, in exchange for an administrative fee on the terms set forth in the Administration Agreement.
     4. With respect to each Class of the Fund, as used in this Agreement:
(a)	“Attributable Class Expenses” means the Fund’s actual operating expenses,

including organizational expenses, that are attributable to the Class, other than interest, taxes, extraordinary expenses, custodial credits, transfer agency credits and expense offset arrangements, plus the Fund’s Master Portfolio Expenses that are attributable to the Class (in each case expressed as a percentage of average daily net assets), prior to any waiver, reduction or reimbursement by AGIFM under this Agreement;

(b)	“Effective Class Expenses” means the Fund’s actual operating expenses, including organizational expenses, that are paid by the Class, other than interest, taxes, extraordinary expenses, custodial credits, transfer agency credits and expense offset arrangements, plus the Fund’s Master Portfolio Expenses that are attributable to the Class (in each case expressed as a percentage of average daily net assets), after any waiver, reduction or reimbursement by AGIFM under this Agreement, or under any other agreement, including, without limitation, any advisory or administrative fee waiver agreement;

(c)	“Expense Limit” means the sum of (i) the “Net Annual Fund Operating Expenses” listed for the Class of the Fund under “Expense Limit” in Schedule A, plus (ii) 0.0049% (expressed as a percentage of average daily net assets);

(d)	“Annual Excess Amount” means the extent to which the annual Attributable Class Expenses of the Class for a fiscal year (or portion thereof if the Fund was added to this Agreement during the course of such fiscal year) exceed the Expense Limit for that Class; and

(e)	“Master Portfolio Expenses” means any fees and expenses estimated (in accordance with Section Error! Reference source not found. below) to have been incurred indirectly by the Class of the Fund as a result of investment by the Fund in shares of another “investment company” (within the meaning of the 1940 Act (defined below)) (the “Master Portfolio”).
     5. Each month, the Attributable Class Expenses of each Class of the Fund for such month (including the Master Portfolio Expenses determined for the most recent quarter as described in Section 5) shall be annualized as of the last day of the month. If such annualized Attributable Class Expenses exceed the Expense Limit of a Class, AGIFM shall waive, reduce or reimburse the advisory fee and/or administrative fee it is entitled to receive from that Class under the Advisory Agreement and Administration Agreement, respectively, or otherwise reimburse Fund expenses attributable to such Class for that month by an amount such that the annualized Effective Class Expenses (including annualized applicable Master Portfolio Expenses) of such Class for such month equal the Expense Limit.

     6. Until the Recoupment Period Expiration Date of the Fund as specified in Schedule A, if in any month during which the Advisory Agreement or Administration Agreement is in effect, the annualized Attributable Class Expenses of a particular Class of the Fund are less than the Expense Limit of such Class, AGIFM will be entitled to reimbursement by such Class of any or all advisory and administrative fees previously waived, reduced or reimbursed by AGIFM or other expenses reimbursed by AGIFM with respect to that Class (the “Aggregate Class Reimbursement Amount”) pursuant to this Agreement during the then-current fiscal year or any of the three preceding fiscal years and not subsequently reimbursed to AGIFM pursuant to this paragraph, to the extent that the Attributable Class Expenses of that Class of the Fund for such month plus the amount so reimbursed, when annualized, does not exceed the Expense Limit of that Class; provided, however, that the amount of any such reimbursement shall in no event exceed the Aggregate Class Reimbursement Amount of that Class of the Fund. For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, AGIFM will cease to be entitled to reimbursement for any amount waived, reduced or reimbursed by it following the last day of the Fund’s third fiscal year ending after the fiscal year in which such amount was waived, reduced or reimbursed. Amounts eligible for reimbursement by AGIFM will be deemed reimbursed in the order in which amounts were waived, reduced or reimbursed by AGIFM.
     7. As necessary, and subject to any reimbursements made to AGIFM pursuant to this Agreement, on or before the last day of the first month of each fiscal year of the Fund, an adjustment payment shall be made by AGIFM to the relevant Class of the Fund or by the relevant Class of the Fund to AGIFM, as applicable, such that the amount of the advisory fees, administrative fees or other expenses waived, reduced or reimbursed by AGIFM pursuant to this Agreement with respect to such Class of the Fund during the previous fiscal year shall equal the Annual Excess Amount, if any, for such previous fiscal year.
     8. This Agreement has an initial term through April 30, 2013 and shall apply through April 30 of each year thereafter so long as it is in effect. The Agreement shall automatically renew for additional one-year terms unless AGIFM provides written notice to the Trust, on behalf of the Fund, at the above address of the termination of this Agreement, which notice shall be received by the Trust, on behalf of the Fund, at least thirty (30) days’ prior to the end of the then-current term. In addition, this Agreement may be terminated by the Trust, on behalf of the Fund, upon ninety (90) days’ prior written notice to AGIFM at its principal place of business. The Agreement shall terminate upon the termination of the Advisory Agreement or the Administration Agreement.
     9. Nothing herein contained shall be deemed to require the Trust or the Fund to take any action contrary to the Trust’s Amended and Restated Agreement and Declaration of Trust, as amended or supplemented from time to time (the “Declaration of Trust”) or Amended and Restated Bylaws, as amended or supplemented from time to time (the “Bylaws”), or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or that relieves or deprives the Trust’s Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or the Fund.
     10. Any term or provision of this Agreement, including but not limited to the advisory fee, the administrative fee the computations of net asset values and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement, the Administration Agreement or the Investment Company Act of 1940, as amended, and the rules and regulations thereunder (the “1940 Act”), has the same meaning as in the Advisory Agreement, the Administration Agreement or the 1940 Act, as applicable, and any question of interpretation of such term or provision will be resolved by reference to the Advisory Agreement, Administration Agreement and the 1940 Act, as applicable.
     11. If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not be affected thereby.
     12. A copy of the Trust’s Declaration of Trust is on file with the Secretary of The Commonwealth of Massachusetts and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually, and that the obligations of or arising out of this instrument are not binding upon any of the Trustees or shareholders individually but are binding only upon the assets and property of the Fund.
[Signature page follows.]

     IN WITNESS WHEREOF, the Trust and AGIFM have each caused this Agreement to be signed on its behalf by its duly authorized representative, as of the day and year first written above.

ALLIANZ FUNDS
on behalf of ALLIANZ GLOBAL INVESTORS
MONEY MARKET FUND

By:	/s/ Brian S. Shlissel
Name:	Brian S. Shlissel
Title:	President

ALLIANZ GLOBAL INVESTORS FUND
MANAGEMENT LLC

By:	/s/ Brian S. Shlissel
Name:	Brian S. Shlissel
Title:	Managing Director
[Signature Page to Expense Limitation Agreement]

SCHEDULE A
(updated as of February 17, 2012)

		Expense	Expense Limitation	Recoupment Period
Fund Name	Class	Limit	Expiration Date	Expiration Date
Allianz Global Investors Money Market Fund
	A	0.26%	4/30/2013	12/31/16
	C	0.26%	4/30/2013	12/31/16
	Institutional II	0.16%	4/30/2013	12/31/16
[Schedule A to Expense Limitation Agreement]

     IN WITNESS WHEREOF, the Trust and AGIFM have each caused this Schedule A to the Expense Limitation Agreement to be signed on its behalf by its duly authorized representative, as of the date first above written.

ALLIANZ FUNDS
on behalf of ALLIANZ GLOBAL INVESTORS
MONEY MARKET FUND

By:	/s/ Brian S. Shlissel
Name: Brian S. Shlissel
Title: President

ALLIANZ GLOBAL INVESTORS FUND
MANAGEMENT LLC

By:	/s/ Brian S. Shlissel
Name: Brian S. Shlissel
Title: Managing Director
[Schedule page to Schedule A to Expense Limitation Agreement]